Exhibit 8.1

[Orrick, Herrington & Sutcliffe LLP letterhead]

February 1, 2019

American Express Receivables Financing

    Corporation VIII LLC

200 Vesey Street

30th Floor, Room 505A

New York, New York 10285

Re:	American Express Issuance Trust II
Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special counsel for American Express Receivables Financing Corporation VIII LLC (“RFC VIII”) in connection with the preparation of the Registration Statement on Form SF-3 (the “Registration Statement”), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of series (each, a “Series”) of notes (the “Notes”) representing obligations of the American Express Issuance Trust II (the “Trust”). The Notes of each Series are to be issued pursuant to a Third Amended and Restated Indenture, dated as of April 1, 2018, between the Trust and The Bank of New York Mellon, as indenture trustee, and an Indenture Supplement thereto, substantially in the form of Exhibit 4.8 to the Registration Statement.

We hereby confirm that the statements set forth in the prospectus relating to the Notes (the “Prospectus”) forming a part of the Registration Statement under the headings “Prospectus Summary–Tax Status” and “Federal Income Tax Consequences” to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects and we hereby confirm the opinions set forth under such headings. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

This opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. As the Registration Statement contemplates Series, Classes and Tranches of Notes with numerous different characteristics, the particular characteristics of each Series, Class or Tranche of Notes must be considered in determining the applicability of this opinion to a particular Series, Class or Tranche of Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Orrick, Herrington & Sutcliffe LLP under the captions “Prospectus Summary–Tax Status”, “Federal Income Tax Consequences” and “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP